FROM:     Edelman Worldwide          FOR:     Pittway Corporation
          Financial Relations                 200 South Wacker Drive
          200 East Randolph Drive             Suite 700
          Chicago, Illinois 60601             Chicago, IL 60606-5802
          Phone: (312) 240-2640               Phone: (312) 831-1070

                                              Penton Media, Inc.
                                              1100 Superior Avenue
                                              Cleveland, OH 44114
                                              Phone: (216) 696-7000


                       FOR IMMEDIATE RELEASE
       For further information contact Mark McCall at Edelman, Edward J. Schwartz at Pittway or Mary Abood at Penton Media.


                  PITTWAY SPINS OFF PENTON MEDIA;
             PENTON ACQUIRES DONOHUE MEEHAN PUBLISHING

     Chicago, Illinois, August 7, 1998 --- Pittway Corporation (NYSE:
PRYA) and Penton Media, Inc. (NYSE) jointly announced the completion of the tax-free spin-off of Penton from Pittway. The spin-off distribution consists of one share of Penton common stock for each share of Pittway stock outstanding, without distinction between Pittway's Common and Class A shares. Penton is newly listed on the New York Stock Exchange and will begin trading on August 10, 1998. Its ticker symbol is PME.
     Immediately after the spin-off, Penton completed the acquisition of Donohue Meehan Publishing Company, which serves the baking and convenience store markets. As a result of the spin-off and acquisition, Pittway shareholders collectively own 93.2 percent of Penton and the two DM Publishing shareholders own 6.8 percent.
     Pittway previously announced that, after the spin-off, it will split its Common and Class A Common stock 2-for-1, payable September 11, 1998 to stockholders of record September 1, 1998.
     Penton is a business media company that publishes and prints trade magazines and directories and produces trade shows, conferences, electronic media products and direct mail marketing materials.
     Pittway is a manufacturer and distributor of burglar and commercial fire alarm equipment and other low voltage products.

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